Exhibit 99.1

For Further Information
Investor Relations:                     Derek Drysdale, (816) 854-4513, derek.drysdale@hrblock.com
Media Relations:                         Gene King, (816) 854-4672, gene.king@hrblock.com

H&R Block Reports Fiscal 2012 Results; Update on Share Repurchases

•	Fiscal 2012 GAAP diluted earnings per share1 from continuing operations of $1.16, above prior outlook of $1.09 to $1.15 per share
•	Total revenues of $2.9 billion, in line with prior outlook
•	Total worldwide tax returns prepared up 1.1 million, or 4.3 percent, to record 25.6 million
•	Total Emerald Card units issued up 24 percent to 2.9 million, with $9.5 billion in total deposits
•	Achieved share growth in both assisted and digital categories for second consecutive year
•	Repurchased and retired 8 percent of shares outstanding, or 22.8 million shares, since fiscal third quarter ended Jan. 31, 2012

For Immediate Release June 26, 2012

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported GAAP net income from continuing operations for the fiscal year ended April 30, 2012 of $346.0 million, or $1.16 per share.  These results include after-tax charges of $30.8 million, or 10 cents per share, largely related to a previously announced strategic realignment and litigation expenses. Total revenues of $2.9 billion were down 1.7 percent compared to the prior year.

“I am very pleased that we served a record 25.6 million clients this year,” said Bill Cobb, H&R Block’s President and Chief Executive Officer. “We achieved our top goal this fiscal year by growing clients and share in both the assisted and digital categories for the second consecutive year. During my first year as CEO, we also rationalized our cost structure and shed non-core assets to drive higher margins and to refocus the business on what we do best – tax preparation. Today, we believe we’re running a better, nimbler, and more client-centric company, which positions us well for long-term client and earnings growth.”

Tax Services

Based on preliminary data, the company believes total filings at the IRS during tax season 2012 increased by approximately 2 percent to 133.5 million returns. The company estimates it gained 30 basis points of total U.S. market share, including 75 basis points of share in the do-it-yourself category and 10 basis points of share in the assisted category.

1 All per share amounts are based on fully diluted shares

Total tax returns prepared worldwide in fiscal 2012 grew by 4.3 percent, or 1.1 million, to a record 25.6 million. In the U.S., total returns prepared grew by 4.2 percent, or nearly 900,000. Total international returns prepared grew 5.3 percent to 3.2 million, with strong growth in both Canada and Australia.

Total segment revenues declined 1.7 percent from the prior year to $2.9 billion. Tax preparation and related revenues increased 1.2 percent, or $23.5 million. Higher tax preparation revenues were offset by a decline in financial product revenues.  To attract and retain more early-season tax clients, the company offered free refund anticipation checks (RACs), to clients electing to deposit their refunds on the H&R Block Emerald Prepaid MasterCard®. This promotion resulted in a 24 percent increase in total Emerald Card units issued, but a decline of $49.3 million in RAC revenues. The company also changed its underwriting criteria for its Emerald Advance program in fiscal 2012. While this change led to a $34.6 million decline in interest income, associated credit losses fell by $71.0 million. Prior year results also included $17.2 million of non-recurring revenue from a terminated refund anticipation loan contract.

The Tax Services segment reported pretax income of $704.0 million compared to $767.5 million in the prior year. The decline in profitability was primarily due to lower revenues from financial products, increased marketing expense, and a decline in gains from the sale of company-owned offices, partially offset by lower credit losses.

Corporate

Corporate includes costs incurred by support departments, such as finance and legal, as well as net interest margin and other gains/losses associated with H&R Block Bank’s mortgage loan portfolio. For fiscal 2012, the pretax loss in corporate operations improved to $127.9 million compared to a loss of $139.8 million in the prior year.  A shrinking loan portfolio and moderation of delinquency and severity rates resulted in an $11.5 million reduction in loss provisions on mortgage loans held for investment at H&R Block Bank.

The company’s effective tax rate for continuing operations in fiscal 2012 was 39.9 percent compared to 37.5 percent in the prior year. The higher effective tax rate was primarily due to increased tax expense related to changes in the value of investments held within company-owned life insurance (COLI) policies. The company also expects to surrender certain COLI policies over the next 12 months, which triggered a one-time tax expense for prior year gains in fiscal 2012. Excluding discrete items, the company expects its effective tax rate in fiscal 2013 to approximate 39 percent.

Discontinued Operations

Discontinued operations include the results of RSM McGladrey (RSM) and Sand Canyon Corporation, formerly known as Option One Mortgage Corporation, and its subsidiaries (SCC).

Discontinued operations reported a fourth quarter net loss of $5.6 million, compared to net income of $15.7 million in the prior-year period.  For fiscal 2012, the net loss of $80.0 million compared to net income of $13.6 million in the prior-year period. The variance to the prior fiscal year is primarily due to a $36.9 million net loss on the sale of RSM, a previously announced settlement by SCC with the Securities and Exchange Commission, and higher loss provisions for representation and warranty claims that were recorded in the second quarter of fiscal 2012.

As previously announced on April 25, SCC received new claims for alleged breaches of representation and warranties in the principal amount of $543 million during the fiscal fourth quarter. Claims in the principal amount of $329 million were reviewed during the quarter, of which 4 percent were determined to be valid.  Incurred losses totaling $12.9 million during the quarter were charged against SCC’s accrual for representation and warranty liabilities.

Total claims of $618 million remain subject to review as of April 30. SCC ended fiscal 2012 with net equity of approximately $265 million, in addition to an accrual of $130 million for representation and warranty liabilities.

“This incremental claim activity does not change how we think about Sand Canyon’s exposure to rep and warrant related claims or how H&R Block thinks about capital allocation. Sand Canyon is a separate legal entity from H&R Block and we believe our legal position is strong on any potential corporate veil-piercing arguments,” said Cobb.

Balance Sheet

At April 30, 2012, the Company had unrestricted cash of $1.9 billion and total outstanding debt of $1.0 billion. Shareholder equity at April 30 was $1.3 billion.

Share Repurchases and Dividends

In fiscal 2012, the company repurchased and retired 14.6 million shares of its common stock at an aggregate price of $200.0 million, or $13.74 per share, including the repurchase of 1.5 million shares during the fourth quarter. At April 30, 292.1 million shares were outstanding.

During the first quarter of fiscal 2013 to-date, the company has repurchased and retired an additional 21.3 million shares at an aggregate price of $315.0 million, or $14.82 per share. As of today, 270.9 million shares are outstanding.

“Since I became CEO in May 2011, we have returned $723 million to shareholders through share repurchases and dividends. Over that 13 month span, we repurchased 12 percent of outstanding shares and raised our annual dividend by 33 percent. We believe these actions demonstrate that we have a lot of confidence in our business and that our philosophy on capital allocation is shareholder friendly,” added Cobb.

The company completed these share repurchases under a $2.0 billion share repurchase program approved by the company’s board of directors in June 2008. Under this program, the company has repurchased shares of its common stock for an aggregate purchase price of $1.1 billion. Although the share repurchase program was originally scheduled to expire on June 30, 2012, the company’s board recently voted to extend the expiration of the program until June 30, 2015.

A previously announced quarterly cash dividend of 20 cents per share is payable on July 2, 2012 to shareholders of record as of June 11, 2012.

Conference Call

At 4:30 p.m. Eastern time today, the company will host a conference call for analysts, institutional investors and shareholders. To access the call, please dial the number below approximately 5 to 10 minutes prior to the scheduled starting time:

U.S./Canada (877) 809-6980 or International (706) 634-7287

Conference ID: 81619408

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com.

A replay of the call will be available beginning at 6:30 p.m. Eastern on June 26 and continuing until July 10, 2012, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 81619408. The webcast will be available for replay beginning on June 27 at http://investors.hrblock.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “will,” “should,” “could” or “may.” Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as required by federal securities laws. By their nature, forward-looking statements are subject to risks and uncertainties. For a discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is the world’s largest tax services provider, having prepared more than 600 million tax returns worldwide since 1955.  In fiscal 2012, H&R Block had annual revenues of $2.9 billion and prepared 25.6 million tax returns worldwide. Tax return preparation services are provided in company-owned and franchise retail tax offices by nearly 100,000 professional tax preparers, and through H&R Block At Home™ digital products. H&R Block Bank provides affordable banking products and services. For more information, visit the H&R Block Online Press Center.

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KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended April 30,
	Revenues		Income (loss)
	2012	2011	2012	2011

Tax Services	$ 1,994,234	$ 2,036,985	$ 1,015,735	$ 1,092,363
Corporate and Eliminations	6,440	8,274	(34,109)	(48,025)
	$ 2,000,674	$ 2,045,259	981,626	1,044,338
Income taxes			389,923	401,505
Net income from continuing operations			591,703	642,833
Net income (loss) from discontinued operations			(5,600)	15,728
Net income			$ 586,103	$ 658,561

Basic earnings (loss) per share:
Net income from continuing operations			$ 2.02	$ 2.10
Net income (loss) from discontinued operations			(0.02)	0.05
Net income			$ 2.00	$ 2.15

Basic shares outstanding			293,103	305,283

Diluted earnings (loss) per share:
Net income from continuing operations			$ 2.01	$ 2.09
Net income (loss) from discontinued operations			(0.02)	0.05
Net income			$ 1.99	$ 2.14

Diluted shares outstanding			293,985	306,118

	Year ended April 30,
	Revenues		Income (loss)
	2012	2011	2012	2011

Tax Services	$ 2,862,378	$ 2,912,361	$ 704,002	$ 767,498
Corporate and Eliminations	31,393	32,619	(127,932)	(139,795)
	$ 2,893,771	$ 2,944,980	576,070	627,703
Income taxes			230,102	235,156
Net income from continuing operations			345,968	392,547
Net income (loss) from discontinued operations			(80,036)	13,563
Net income			$ 265,932	$ 406,110

Basic earnings (loss) per share:
Net income from continuing operations			$ 1.16	$ 1.27
Net income (loss) from discontinued operations			(0.27)	0.04
Net income			$ 0.89	$ 1.31

Basic shares outstanding			297,863	309,230

Diluted earnings (loss) per share:
Net income from continuing operations			$ 1.16	$ 1.27
Net income (loss) from discontinued operations			(0.27)	0.04
Net income			$ 0.89	$ 1.31

Diluted shares outstanding			298,601	309,777

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     In November 2011, we sold RSM McGladrey, Inc. (RSM) to McGladrey & Pullen LLP (M&P) for net cash proceeds of $523.1 million. We also received at the time of sale a long-term note in the amount of $54.0 million. M&P assumed substantially all liabilities of RSM, including contingent payments and lease obligations. We have indemnified M&P for certain litigation matters. The net after tax loss on the sale of RSM totaled $36.9 million, which includes an $85.4 million impairment of goodwill recorded in our first quarter and tax benefits associated with capital loss carry-forwards utilized.
     As of April 30, 2012, the results of operations of this business are presented as discontinued operations in the consolidated financial statements. All periods presented in our consolidated balance sheets and statements of income have been reclassified to reflect our discontinued operations.
     In April 2012, we announced a strategic realignment which eliminated approximately 350 positions and closed approximately 200 underperforming company-owned offices. We recorded $31.2 million in severance costs and $5.5 million in lease termination costs and impairment charges in the fourth quarter of fiscal year 2012.

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited, amounts in thousands, except per share data

	April 30,	April 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 1,944,334	$ 1,677,844
Cash and cash equivalents - restricted	48,100	48,383
Receivables, net	193,858	230,172
Prepaid expenses and other current assets	314,702	191,360
Assets of discontinued operations, held for sale	-	900,328
Total current assets	2,500,994	3,048,087

Mortgage loans held for investment, net	406,201	485,008
Investments in available-for-sale securities	371,315	163,836
Property and equipment, net	252,985	255,298
Intangible assets, net	264,451	275,342
Goodwill	427,566	434,151
Other assets	426,055	627,731
Total assets	$ 4,649,567	$ 5,289,453

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Customer banking deposits	$ 827,549	$ 852,220
Accounts payable, accrued expenses and other current liabilities	567,079	550,982
Accrued salaries, wages and payroll taxes	163,992	208,748
Accrued income taxes	336,374	458,911
Current portion of long-term debt	631,434	557
Federal Home Loan Bank borrowings	-	25,000
Liabilities of discontinued operations, held for sale	-	241,562
Total current liabilities	2,526,428	2,337,980

Long-term debt	409,115	1,039,527
Other noncurrent liabilities	388,132	462,372
Total liabilities	3,323,675	3,839,879

Stockholders' equity:
Common stock, no par, stated value $.01 per share	3,979	4,124
Additional paid-in capital	796,784	812,666
Accumulated other comprehensive income	12,145	11,233
Retained earnings	2,523,997	2,658,103
Less treasury shares, at cost	(2,011,013)	(2,036,552)
Total stockholders' equity	1,325,892	1,449,574
Total liabilities and stockholders' equity	$ 4,649,567	$ 5,289,453

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited, amounts in thousands, except per share data

	Three months ended April 30,		Year ended April 30,
	2012	2011	2012	2011
Revenues:
Service revenues	$ 1,717,064	$ 1,732,835	$ 2,434,307	$ 2,428,104
Product and other revenues	243,547	255,430	359,664	383,216
Interest income	40,063	56,994	99,800	133,660
	2,000,674	2,045,259	2,893,771	2,944,980
Expenses:
Cost of revenues:
Compensation and benefits	512,634	503,246	828,773	830,980
Occupancy and equipment	118,122	123,674	381,200	385,515
Provision for bad debt and loan losses	23,734	55,872	92,157	174,626
Interest	22,737	23,634	92,089	94,183
Depreciation and amortization of property and equipment	18,416	18,258	69,310	73,183
Other	110,615	99,564	238,166	218,295
	806,258	824,248	1,701,695	1,776,782
Impairment of goodwill	3,152	-	7,409	22,700
Selling, general and administrative expenses	210,231	178,958	618,375	529,159
	1,019,641	1,003,206	2,327,479	2,328,641

Operating income	981,033	1,042,053	566,292	616,339
Other income, net	593	2,285	9,778	11,364

Income from continuing operations before taxes	981,626	1,044,338	576,070	627,703
Income taxes	389,923	401,505	230,102	235,156

Net income from continuing operations	591,703	642,833	345,968	392,547
Net income (loss) from discontinued operations	(5,600)	15,728	(80,036)	13,563

Net income	$ 586,103	$ 658,561	$ 265,932	$ 406,110

Basic earnings (loss) per share:
Net income from continuing operations	$ 2.02	$ 2.10	$ 1.16	$ 1.27
Net income (loss) from discontinued operations	(0.02)	0.05	(0.27)	0.04
Net income	$ 2.00	$ 2.15	$ 0.89	$ 1.31

Basic shares outstanding	293,103	305,283	297,863	309,230

Diluted earnings (loss) per share:
Net income from continuing operations	$ 2.01	$ 2.09	$ 1.16	$ 1.27
Net income (loss) from discontinued operations	(0.02)	0.05	(0.27)	0.04
Net income	$ 1.99	$ 2.14	$ 0.89	$ 1.31

Diluted shares outstanding	293,985	306,118	298,601	309,777

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Year ended April 30,
	2012	2011

Net cash provided by operating activities	$ 362,049	$ 512,503

Cash flows from investing activities:
Available-for-sale securities:
Purchases of available-for-sale securities	(256,173)	(138,824)
Maturities of and payments received on available-for-sale securities	66,382	16,797
Principal payments on mortgage loans held for investment, net	49,142	58,471
Purchases of property and equipment	(82,457)	(62,959)
Payments made for business acquisitions, net of cash acquired	(15,258)	(54,171)
Proceeds from sales of businesses, net	560,499	71,083
Franchise loans:
Loans funded	(46,246)	(92,455)
Payments received	56,591	57,552
Other, net	19,387	34,349
Net cash provided by (used in) investing activities	351,867	(110,157)

Cash flows from financing activities:
Repayments of commercial paper	(664,167)	(4,818,766)
Proceeds from issuance of commercial paper	664,167	4,818,766
Repayments of other borrowings	(25,000)	(50,000)
Customer banking deposits, net	(26,091)	(11,440)
Dividends paid	(208,801)	(186,802)
Repurchase of common stock, including shares surrendered	(180,592)	(283,534)
Proceeds from exercise of stock options	12,275	424
Other, net	(16,853)	(3,039)
Net cash used in financing activities	(445,062)	(534,391)

Effects of exchange rates on cash	(2,364)	5,844

Net increase (decrease) in cash and cash equivalents	266,490	(126,201)
Cash and cash equivalents at beginning of the period	1,677,844	1,804,045
Cash and cash equivalents at end of the period	$ 1,944,334	$ 1,677,844

Supplementary cash flow data:
Income taxes paid, net of refunds received	$ 218,444	$ 244,917
Interest paid on borrowings	69,681	73,791
Interest paid on deposits	6,843	8,541
Transfers of foreclosed loans to other assets	10,308	16,463
Accrued purchase of common stock	22,484	-

U.S. Tax Operating Data
(in thousands)

	Fiscal Year to Date as of 4/30/12	Fiscal Year to Date as of 4/30/11	Percent change
Total returns prepared: (1)
Company-owned operations	9,207	9,079	1.4%
Franchise operations	5,693	5,677	0.3%
Total retail operations	14,900	14,756	1.0%

Software	2,158	2,201	-2.0%
Online	4,419	3,722	18.7%
Sub-total	6,577	5,923	11.0%

Free File Alliance	861	767	12.3%
Total digital tax solutions	7,438	6,690	11.2%
	22,338	21,446	4.2%

(1) Prior year numbers have been reclassified between company-owned and franchise operations for offices which were refranchised during either year.